Exhibit 15.3

Consent of Independent Registered Certified Public Accountants

Retalix Holdings, Inc.
Plano, Texas

We consent to the incorporation by reference into the Registration Statements on Form F-3 (Registration Nos. 333-110681, 333-125439 and 333-125440) and the Registration Statements on Form S-8 (Registration Nos. 333-09840, 333-12146, 333-14238, 333-109874 and 333-118930) of Retalix Ltd. of our reports dated July 21, 2006, with respect to the consolidated financial statements of Retalix Holdings Inc. as of and for the years ended December 31, 2004 and 2003, included in this Annual Report on Form 20-F of Retalix Ltd for the fiscal year ended December 31, 2005.

/s/ Mayer Hoffman McCann P.C
San Diego, California
July 21, 2006